Exhibit 21.1

List of Subsidiaries of Hilltop Holdings Inc.

As of February 15, 2022

Name	State or Other Jurisdiction of Incorporation or Formation
ARC Insurance Holdings, Inc.	Delaware
Ariva Mortgage Services, LLC	Delaware
First Southwest Holdings LLC	Delaware
First Southwest Capital Investments, Inc.	Delaware
First Southwest Leasing Company	Delaware
FSC Asset Administrator, LLC	Delaware
Grand Home Loans, LLC	Delaware
Green Brick Mortgage, LLC	Delaware
Highland HomeLoans, LLC	Delaware
Hilltop Investments I LLC	Delaware
Hilltop Opportunity Partners LLC	Texas
Hilltop OP Moser Holdings GP LLC	Delaware
Hilltop OP Moser Holdings LP	Delaware
Hilltop Securities Asset Management, LLC	Delaware
Hilltop Securities Holdings LLC	Delaware
Hilltop Securities Inc.	Delaware
HTH Diamond Hillcrest Land LLC	Texas
HTH Hillcrest Project LLC	Texas
Momentum Independent Network Inc.	Texas
OpenRange Capital LLC	Delaware
PlainsCapital Corporation	Maryland
PlainsCapital Bank	Texas
PCB – ARC, Inc.	Texas
PrimeLending, a PlainsCapital Company	Texas
PrimeLending Ventures Management, LLC	Texas
RGV – ARC, Inc.	Texas
Southwest Financial Insurance Agency, Inc.	Oklahoma
Southwest Insurance Agency, Inc.	Texas

The names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of the year covered by this report. (See the definition of “significant subsidiary” in Rule 1-02(w) (17 CFR 210.1-02(w)) of Regulation S-X.)